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                                                                    EXHIBIT 23.1




THE BOARD OF DIRECTORS AND STOCKHOLDERS
AMERICAN COIN MERCHANDISING, INC.:


We consent to the incorporation by reference in the registration statement (No. 33-98888) on Form S-8 of American Coin Merchandising, Inc. of our report dated February 20, 1998, relating to the balance sheets of American Coin Merchandising, Inc. as of December 31, 1997 and 1996, and the related Statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of American Coin Merchandising, Inc.


                                                     /s/ KPMG PEAT MARWICK LLP
                                                     KPMG PEAT MARWICK LLP


Boulder, Colorado
March 16, 1998